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EXHIBIT 8

INFINEON TECHNOLOGIES AG

Significant Subsidiaries and Associated Companies

As of September 30, 2001

Name and Location of Company	Share in capital
EUPEC Europäische Gesellschaft für Leistungshalbleiter mbH & Co. KG, Warstein-Belecke	100%
Infineon Technologies Dresden GmbH & Co. OHG, Dresden	100%
Infineon Technologies SC 300 GmbH & Co. KG, Dresden	87%
Infineon Technologies Austria AG, Villach, Austria	100%
Infineon Technologies-Fabrico de Semiconductores, Portugal S.A., Vila do Conde, Portugal	100%
Infineon Technologies France S.A.S., Saint Denis, France	100%
Infineon Technologies Holding B.V., Rotterdam, Netherlands	100%
Infineon Technologies Trutnov s.r.o., Trutnov, Czech Republic	100%
Infineon Technologies U.K. Ltd., Bracknell, U.K.	100%
Infineon Technologies Holding North America Inc., Wilmington, Delaware, USA	100%
Infineon Technologies North America Corp., Wilmington, Delaware, USA	100%
Infineon Technologies Richmond LP, Delaware, USA	100%
Infineon Technologies Asia Pacific Pte. Ltd., Singapore	100%
Infineon Technologies (Integrated Circuit) Sdn. Bhd., Malacca, Malaysia	100%
Infineon Technologies Japan K.K., Tokyo, Japan	100%
Infineon Technologies (Malaysia) Sdn. Bhd., Malacca, Malaysia	100%
ALTIS Semiconductor S.N.C, Essonnes, France	50.1%
ProMOS Technologies Inc., Hsinchu, Taiwan	32.5%

A complete list of all subsidiaries and associated companies is on file at the Commercial Register of Munich, Germany, under the number HRB 126 492.

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Significant Subsidiaries and Associated Companies As of September 30, 2001